EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”), is entered into as of the 22nd day of June, 2014, between Danny D. Finuf (the “Executive”) and Education Management LLC, a Delaware limited liability company (the “Company”).
WHEREAS, the Company desires to employ the Executive and utilize Executive’s management services as indicated herein, and the Executive desires to be employed by the Company;
WHEREAS, the Executive and the Company were parties to an Employment Agreement, dated December 7, 2006 (the “Prior Employment Agreement”), under the terms of which the Executive served as the President, Brown Mackie Colleges; and
WHEREAS, the Executive has resigned his position as President, Brown Mackie Colleges and the parties wish to reinstate him to such position under the terms set forth herein;
NOW, THEREFORE, in consideration of the Company’s willingness to reinstate the Executive and the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the Parties agree as follows:
1.Employment; Devotion to Duties.

(a)General. The Company will employ the Executive as its Senior Vice President and President, Brown Mackie Colleges reporting to the Company’s Chief Executive Officer (“CEO”) or the CEO’s designee, and the Executive accepts employment to serve in this capacity, all upon the terms and conditions in this Agreement. The Executive will have those duties and responsibilities that are consistent with the Executive’s position with the Company, as determined by the CEO and/or the Board of Directors (the “Board”).

(b)Devotion to Duties. During Executive’s employment, the Executive will devote all of Executive’s professional time and efforts to the performance of Executive’s duties on the Company’s behalf, and will not engage in any outside employment or consulting, or any activity competitive with or adverse to the Company’s business, without the express prior written consent of the Company.

2.Term.

(a)Initial Term. Subject to the Executive’s execution of the Declaration in the form attached as Exhibit A, the terms of which are incorporated herein as though set forth in full, the Executive will commence employment on June 23, 2014. The Executive will be employed under this Agreement until June 20, 2015 (the “Initial Term”), unless the term is extended under Section 2(b), or the Executive’s employment is terminated earlier pursuant to Sections 7-11.

(b)Renewal Term. The term of this Agreement and the Executive’s employment renew automatically for successive one-year periods (each, a “Renewal Term”), unless at least 180 days before the end of the Initial Term or any Renewal Term, either party gives notice to the other party that this Employment Agreement will terminate at the end of the Initial Term or any Renewal Term (the Initial Term, together with any Renewal Terms, the “Term”). If the Company elects not to renew this Agreement at the end of the Initial Term or any Renewal Term, the Executive’s termination of employment will be treated as a termination without Cause under Section 7(b).

3.Location. The location of the Executive’s principal place of employment will be at the current headquarters for Brown Mackie Colleges in Cincinnati, Ohio; but the Executive understands that Executive may be required to travel and perform services outside of this area as reasonably required to properly perform Executive’s duties under this Agreement.

4.Base Salary. The Company will pay the Executive an annual base salary (“Base Salary”) in the amount of $450,000.00. The Base Salary will be paid in accordance with the Company’s payroll practices in effect from time to time. The Executive’s Base Salary will be reviewed at least annually in accordance with the Company’s executive compensation review policies and practices and may be adjusted in accordance with such review.

5.Incentive Compensation.

(a)Annual Bonus. The Executive will be entitled to participate in the Company’s Management Incentive Compensation Plan or any successor incentive compensation program maintained by the Company (the “MICP”), which plan is designed to award annual incentive compensation based on achieving certain goals and performance criteria established by the Board or one of its committees. During the Initial Term and each Renewal Term, Executive’s MICP target bonus award will be 100%. This MICP bonus, if any, will ordinarily be paid to the Executive no later than two and one-half months following the end of the relevant fiscal year in which the services are performed.

(b)Equity Incentive. The Executive will be eligible to receive grants under the Company’s 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”) beginning with the next regular annual cycle of grants to senior executives, subject in all cases to Board approval.

6.Executive Benefits.

(a)Fringe Benefits; Paid Time Off. The Company will provide the Executive with fringe benefits and other executive benefits on the same terms and conditions as generally available to senior management (e.g., health and long-term disability insurance, etc.); provided, however, that the Company reserves the right to amend or terminate any employee or executive benefit plan or program. During the Term of employment, the Executive is entitled to paid time off (“PTO”) to be determined under the Company’s PTO policies in effect from time to time. The Executive’s entitlement to accrued PTO at the time of termination, if any, shall likewise be determined by the Company’s PTO policies in effect at the time of termination.

(b)Reimbursement of Expenses. The Executive is entitled to be reimbursed by the Company for reasonable business expenses incurred in performing Executive’s duties under the Company’s expense reimbursement policies in effect from time to time or as otherwise approved by the CEO or the Board.

7.Termination of Employment by the Company During the Term of the Agreement. The Executive’s employment may be terminated by the Company during the Term of this Agreement either for Cause or without Cause, as defined below.

(a)If the termination is for Cause, it shall be effective immediately upon written notice by the Company and the Executive will be entitled to receive only Executive’s Base Salary and any other accrued benefit through the date of that notice (the “Accrued Amounts”). The Executive will not be entitled to receive any further bonuses under the MICP that have not already been paid.

(b)If the termination is without Cause, it shall be effective two weeks after issuance of written notice of such termination by the Company. The Executive may be placed on paid administrative leave during any part of this two week notice period. If terminated without Cause, the Executive shall be paid all Accrued Amounts plus “Severance Pay” as follows:

(i)If the notice of termination without Cause is issued within the Executive’s first year of employment from the date of this Agreement, then the Severance Pay will be equal to six months of the Executive’s then Base Salary.

(ii)If the notice of termination without Cause is issued after the Executive’s first year of employment from the date of this Agreement, then the Severance Pay will be equal to twelve months of the Executive’s then Base Salary.

The foregoing Severance Pay shall be payable in equal monthly installments over the six or twelve month period, as applicable, following the Executive’s separation from employment (unless otherwise delayed in order to comply with Section 409A or any other provision of the Internal Revenue Code) (the “Severance Pay Period”). The Executive’s current welfare benefits, such as medical, dental, disability, etc. shall be continued for the six or twelve month period, as applicable, following the Executive’s separation from employment, with the Executive continuing to be responsible for the same portion of the costs of such benefits as of the date of Executive’s separation. Additionally, if the notice of termination is given more than six months after the first day of the then-current fiscal year and the Executive was employed by the Company on the first day of such fiscal year, the Executive shall be entitled to receive a pro rata bonus under the MICP to the extent bonuses under the MICP are awarded by the Compensation Committee for such fiscal year (the “Pro Rata Bonus”). If awarded, the Pro Rata Bonus shall be paid on September 15 in the fiscal year following the fiscal year in which the notice of termination was given. The Severance Pay, the Pro Rata Bonus and the other benefits described in this Section 7(b) are collectively referred to as “Severance Benefits.”
(c)The Executive will not be entitled to any of the above-described Severance Benefits unless the Executive executes, and does not revoke, a Full Waiver and Release of Claims to be provided by the Company. The payment of Severance Benefits will not commence until the required revocation period has expired.

(d)Definition. For purposes of this Agreement, “Cause” means: (1) willful and continued failure to use the Executive’s best efforts to perform the Executive’s assigned duties; (2) indictment for, conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude; (3) gross negligence causing material harm to the Company or any affiliate, or its business or reputation; (4) willful and material misconduct; (5) willful and material breach of fiduciary duty; (6) willful and material breach of the restrictive covenants described in Section 12 of this Agreement or any of the Company’s material written policies, including, but not limited to, the Company’s Business Ethics Policy and Code of Conduct and Policy Statement on Inside Information and Insider Trading; or (7) the Company’s discovery of evidence or information that demonstrates that one or more of the items set forth in Executive’s Declaration (attached as Exhibit A) was, more likely than not, not truthful, in whole or in part.

(e)Upon the date of the Executive’s termination of employment with the Company for any reason, the Executive will be deemed to have resigned from all positions Executive then holds as an officer, director, employee and member of the Board (and any committee thereof) of the Company.

8.Resignation by the Executive During the Term of the Agreement. The Executive agrees to provide notice of his resignation at least ninety (90) days’ in advance of his intended resignation date. The Company shall have the exclusive right to determine the effective date of termination, which may or may not be the Executive’s intended resignation date. The Company may, in its sole discretion, place the Executive on paid administrative leave for any portion of this notice period. In the event of such resignation, Executive will be paid the Accrued Amounts up to the date of termination designated by the Company. The Executive will not be entitled to receive any additional bonuses under the MICP not already paid. If the Executive fails to give the required notice, he forfeits his eligibility to Severance Benefits as otherwise provided in this Agreement.
9.Disability.

(a)Upon a determination that the Executive is disabled, the Company will place the Executive on a paid leave of absence for a period beginning on date of the disability determination and ending on the anniversary date of this Agreement next following the date of the disability determination, or for a period of six months, whichever is longer (the “Disability Period”). During the Disability Period, the Company will continue to provide the Executive all compensation and benefits provided for in Sections 4, 5 and 6; provided, however, that the Company’s obligation to pay the Executive’s Base Salary will be reduced by the amounts paid to the Executive under any long-term disability insurance plan sponsored or otherwise maintained by the Company, and in no event will the Company pay the Executive more than two-thirds of the Executive’s monthly Base Salary during the Disability Period. Following this Disability Period, the Executive’s employment will be terminated.

(b)For purposes of this Agreement, disability or disabled means the Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or because of such impairment, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

10.Termination or Resignation Due to Change in Control.

(a)If, in anticipation of or within two years following the closing of a transaction that constitutes a Change in Control, the Executive’s employment is terminated without Cause, the Company will make a lump sum payment to the Executive within 60 days of such separation equal to twenty four (24) months of the Executive’s then Base Salary and target Annual MICP Bonus.

(b)The timing and amount of the payment provided for above may be modified in order to comply with the requirements of the Internal Revenue Code, including Sections 280G and 409A.

(c)For purposes of this Agreement, the definition of a “Change in Control” will be the definition contained in the 2012 Omnibus Long Term Incentive Plan and the definition of “in anticipation of” will mean that the termination (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with a Change in Control that has been proposed, so long as in either case such Change in Control shall actually have occurred.

11.Mitigation/Offset. The Executive is under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement.

12.Executive’s Post-Termination Obligations.

(a)Interests to be protected. Executive and the Company acknowledge that because Executive is a member of the Company’s senior management team, Executive will have access to information (some of which is Confidential Information and some of which is not) and knowledge about the Company that is not generally available and that is extremely valuable to the Company. Therefore, the Company has a legitimate business interest in protecting such information for a reasonable period of time following Executive’s termination of employment for any reason. The Parties agree that the restrictions in this Section 12 are reasonable and necessary to protect the Company’s legitimate business interest. Executive and the Company agree that the following restrictions are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each Party has been given the opportunity to consult with the legal counsel before entering into this Agreement.

(b)Period of Executive’s Post-Termination Restrictions. Except as otherwise specifically indicated, Executive agrees to comply with the following restrictions and/or conditions during the Term and for a twelve (12) month period following the Executive’s termination of employment by either party for any reason, or for the Severance Pay Period pursuant to Section 7(b) above, whichever is longer (the “Restriction Period”), except that, given the circumstances of the Executive’s resignation and subsequent re-employment, the Executive specifically acknowledges and agrees that the “Restriction Period” with respect to Anthem Education Group or any successor, parent, subsidiary, affiliate, or partner thereof, shall be twenty-four (24) months.

(c)Confidential and Proprietary Information. During the course of the Executive’s employment, the Executive will be exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). If the Executive’s employment is terminated by either party for any reason, Executive promises and, if requested, will sign an affidavit certifying his compliance, that Executive will promptly return to the Company all such Confidential and Proprietary Information and documents and will not retain or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage form) nor will the Executive at any time after his termination from employment for any reason use or disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly, without the written authorization of the Company. Executive understands and agrees that no information or documentation subject to a prior litigation hold notice shall be destroyed. Executive further agrees and understands that his obligations under this Paragraph 12(c) are not limited by any Restriction Period.

(d)Non-Solicitation of Clients, Customers and Vendors. During the Restriction Period, the Executive will not directly or indirectly call upon, contact, encourage, handle, accept or solicit client(s), prospective clients, customers (excluding students) or vendors of the Company with whom the Executive worked while employed by the Company or about whom the Executive had access to Confidential and Proprietary Information.

(e)Competing Business. During the Term and the Restriction Period, the Executive will not engage in the same or similar business as the Company, which would be in competition with any line of business of the Company, in any geographical area where the Company is engaged in business.

If the geographical area described above is found by a court to be unreasonable in scope, then the geographical area will be the geographical area in which the Executive performed the Executive’s duties under this Agreement. The Executive specifically acknowledges and agrees that, without limitation, the following entities are a “Competing Business” with the Company as of the date of this Agreement and, therefore, subject to these post-employment restrictions without further dispute: Anthem Education Group.
(f)Non-Solicitation of Employees. During the Term and the Restriction Period, the Executive will not encourage any Company employee to leave that employment nor seek to hire any Company employee for the purpose of having such employee engage in services that are the same, similar or related to the services that employee provided for the Company for any Competing Business, as defined above.

(g)Cooperation; No Disparagement. At all times following his termination from employment by either party for any reason, the Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. In consideration for such cooperation, but only if the Executive is not receiving Severance Benefits under this Agreement, Company will compensate the Executive for the time the Executive spends on such cooperative efforts (at an hourly rate based on the Executive’s Base Salary during the year preceding the date of termination) and Company will reimburse the Executive for Executive’s reasonable out-of-pocket expenses the Executive incurs in connection with such cooperative efforts. Additionally, at all times after the Executive’s employment with the Company has terminated, the Executive agrees to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the Company, its owners and directors, its employees or its services, except as required by law. Executive further agrees and understands that his obligations under this Paragraph 12(g) are not limited by any Restriction Period.

(h)Injunctive Relief, Damages and Forfeiture. The parties agree that in addition to instituting arbitration proceedings pursuant to Section 14 to recover damages resulting from a breach of this Agreement, either party may also seek injunctive relief to enforce this Agreement in a court of competent jurisdiction. In any such action, the prevailing party will be entitled to an award of attorney’s fees and costs. If the Executive violates the restrictions in this Section 12, the Executive will promptly return to Company prior amounts paid to the Executive under this Agreement and no further installments will be made if the installment payments have not been completed.

13.General Provisions

(a)Indemnification. The Company agrees to indemnify the Executive to the fullest extent provided under the Company’s Limited Liability Company Agreement and By-Laws, on the same terms and conditions as indemnification is generally provided to the Company’s officers and directors.

(b)Ownership of Works. All records, reports, notes, compilations, software, programs, designs and/or other recorded or created matters, copies or reproductions, in whatever media form and whether stored on devices owned by the Company or owned by the Executive, relating to the Company’s trade secrets, operations, activities, or business, made or received by the Executive during Executive’s employment with the Company, are works made for hire and are the Company’s exclusive property.

(c)Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, such provision will be deemed to be modified to the extent necessary to render it valid and enforceable, and if no modification is possible, then such provision will be stricken and the remaining rights and obligations of the parties will be construed and enforced accordingly.

(d)Entire Agreement. This Agreement and any agreements concerning equity compensation or other benefits embody the parties’ complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to, the Prior Employment Agreement. This Agreement may be amended only in writing executed by the Company and the Executive.

(e)Governing Law. Because the Company is a Delaware corporation, and because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law be applied to the employment agreements to which the Company is a party, the law of the State of Delaware will govern the interpretation and application of all of the provisions of this Agreement.

(f)Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing in this Agreement will be construed to provide any right to any other entity or individual.

(g)Executive Representations. The Executive hereby represents that Executive is not subject to any contract or other restriction that would prevent, or in any way interfere with, Executive accepting employment with the Company and performing any or all of the Executive’s duties contemplated pursuant to this Agreement. The Executive further acknowledges that the Company has directed Executive to not misappropriate any confidential information or trade secrets from any prior employer or third party for use in the performance of Executive’s duties with the Company.

(h)Non-Waiver; Construction; Counterparts. The failure of a party to insist upon performance of any of the terms of this Agreement will not be construed as a waiver. No waiver is effective unless it is in writing and signed by waiving party. This Agreement will be construed fairly as to both parties and not in favor of, or against, either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.

(i)409A Compliance. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and if necessary, any such provision shall be deemed amended comply with Section 409A. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service of the Executive within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to the date that is two and one-half (2.5) months following the end of the fiscal year of involuntary separation) to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Any severance payment to the Executive that is conditioned upon the execution and non-revocation of a release of claims shall be paid in the taxable year in which ends the maximum period of time that the Executive had to consider and revoke such release, regardless of when such release is actually executed.

14.Dispute Resolution. Except as set forth in Paragraph 12(h), any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys’ fees, between the parties arising directly or indirectly out of or connected with this Agreement and/or the parties’ employment relationship, unless mutually settled by the parties hereto, must be resolved by binding arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time. The parties agree that before proceeding to arbitration, they will mediate their dispute(s) before a mutually selected mediator. If the parties are unable to mutually select a mediator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in appointing a mediator. Any arbitration will be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in selecting an arbitrator. All such disputes, controversies or claims will be conducted by a single arbitrator, unless the parties mutually agree that the arbitration will be conducted by a panel of three arbitrators. The arbitration shall be conducted pursuant to Employment Arbitration Rules of the AAA in effect at the time, or as otherwise agreed. The arbitrator(s) may award any relief available in a court of competent jurisdiction. The resolution of the dispute by the arbitrator(s) will be final, binding, non-appealable (except as provided by the Federal Arbitration Act) and fully enforceable by a court of competent jurisdiction pursuant to the Federal Arbitration Act. The arbitration award will be in writing and will include a statement of the reasons for the award. The arbitration will be held at the principal place of employment of the Executive, or as otherwise agreed to by the parties. The Company will initially pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) may award reasonable attorneys’ fees and/or costs to the prevailing party. The Company and the Executive agree that each may bring claims against the other in an individual capacity only, and not as a class representative or class member in any purported collective, class or representative proceeding. Further, unless both the Company and the Executive agree otherwise, the Arbitrator may not consolidate more than one party’s claims into a single arbitration proceeding and may not otherwise preside over any form of a collective, class or representative proceeding.

EDUCATION MANAGEMENT LLC, a Delaware limited liability corporation

By:____________________________________
Name:
Title:

EXECUTIVE

DANNY D. FINUF, Individually

EXHIBIT A

DECLARATION

The undersigned, Danny D. Finuf, having been duly sworn under oath certifies that:

i.	I am over eighteen years old and make this Declaration under the penalty of perjury; and

ii.
I have not disclosed and will not disclose at any time in the future to any principal, officer, contractor, director, or employee of Anthem Education Group, or any parent, subsidiary, or affiliate thereof, any confidential or proprietary information of the Company, including, but not limited to, financial information, operational budgets and strategies, methods of operation, student lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, or any other such reports, documents or information (referred to in the Employment Agreement as “Confidential and Proprietary Information”); and

iii.	I have not disclosed and will not disclose at any time in the future any Confidential and Proprietary Information to any other third-party at any other time without authorization from the Company; and

iv.	I have never downloaded any Company information on a jump/thumb drive or any USB drive(s) without authorization from the Company or in connection with business performed on behalf of the Company; and

v.
I understand that if the Company discovers evidence or information that demonstrates that it is more likely than not that I disclosed Confidential and/or Proprietary Information in contravention to my above certifications, in whole or in part, the Company shall have the right to immediately terminate my employment for Cause (as defined in the Employment Agreement) and that I shall be required to repay to the Company as a penalty for my false certification(s), 20 per cent (20%) of my net salary paid from the date of any unauthorized disclosure until the date on which the Company discovers such information.

I declare the above under the penalty of perjury, as if under oath.

______________________________________        Date: ________________
Danny D. Finuf